UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2019

First Busey Corporation

(Exact name of registrant as specified in its charter)

Nevada	0-15950	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 W. University Ave.
Champaign, Illinois  61820
(Address of principal executive offices) (Zip code)

(217) 365-4544
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BUSE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b– 2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Directors or Certain Offers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 26, 2019, First Busey Corporation (the “Company”) announced that Jeffrey D. Jones will be appointed the Chief Financial Officer of the Company and will serve as its principal accounting officer, effective as of August 19, 2019. Robin N. Elliott will continue to serve as the Company’s Chief Financial Officer through such date. Thereafter, Mr. Elliott will continue to serve in his roles as President and Chief Executive Officer of Busey Bank, the Company’s wholly owned subsidiary.

Mr. Jones, age 46, previously served as Managing Director and Co-Head of the U.S. Depository Group and Head of Depository Investment Banking with Stephens, Inc., a privately-held financial services firm. Before joining Stephens, Inc. in 2015, Mr. Jones served as Managing Director and Head of Midwest Depository Investment Banking at Sterne Agee & Leach Group, Inc., as a member of the Investment Banking Group of Sandler O’Neill & Partners, L.P. and as a member of the Investment Banking Group of Lehman Brothers Holdings, Inc., where he focused on Midwestern financial institutions. Mr. Jones has also served as an Examiner with the Federal Reserve Bank of St. Louis.

Mr. Jones does not have a direct or material interest in any transaction with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is also no arrangement or understanding between Mr. Jones and any other person pursuant to which Mr. Jones was selected for any of his newly-appointed positions, nor is Mr. Jones related to any member of the Board of Directors or executive officers of the Company.

Employment Agreement with Jeffrey D. Jones

The Company and its bank subsidiary, Busey Bank (the “Bank”), entered into an employment agreement effective August 19, 2019 (the “Agreement”) with Jeffrey D. Jones pursuant to which he will serve as Chief Financial Officer of the Company and the Bank. The Agreement has an initial one-year term beginning August 19, 2019, and automatically extends for additional one year terms on each August 19 thereafter, unless either party gives 30 days’ prior written notice that the term will not be extended.

The Agreement provides that Mr. Jones will be eligible: (i) for an initial annual base salary of $400,000 (guaranteed to be not less than $425,000 as of July 1, 2020); (ii) to receive performance-based annual incentive bonuses in accordance with the Company’s annual incentive plan with a minimum guaranteed bonus for 2019 of $450,000; (iii) to receive annual grants under the Company’s long-term equity incentive program subject to the discretion of the board of directors of the Company with an initial grant to be made in 2019 valued at $300,000 with a three-year vesting period and an annual grant for 2020 valued at $450,000 with a five-year vesting period; and (iv) for employee benefits on as favorable a basis as other similarly situated and performing senior executives of the Company, including reimbursement of relocation expenses of up to $25,000 and participation in the Company’s key life insurance program with an aggregate death benefit of $1,500,000.

Pursuant to the Agreement, Mr. Jones is also entitled to severance benefits if his employment is terminated (i) by the Company other than for cause or disability, (ii) due to the Company’s non-renewal of the Agreement, or (iii) by Mr. Jones for good reason, and enhanced severance benefits in the event such a termination of employment occurs within 180 days prior to, or within 2 years following, a change in control of the Company. Upon Mr. Jones’ termination due to death or disability, he would be entitled to payment of a pro-rated annual incentive bonus through the date of termination. All severance benefits are contingent upon Mr. Jones’ execution and non-revocation of a general release and waiver of claims against the Company and the Bank and are subject to reduction if such reduction would result in a better net-after-tax result for Mr. Jones after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.

The Agreement also contains customary restrictive covenants regarding confidentiality, non-competition, and non-solicitation of customers and employees of the Company and its affiliates as well as a clawback provision should any benefit under the Agreement be subject to recapture under any policy of the Company or the Bank, or applicable statute, law, regulation or regulatory interpretation or guidance.

A copy of the Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement.

Item 9.01.                                        Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Employment Agreement, by and among First Busey Corporation, Busey Bank and Jeffrey D. Jones, effective August 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2019	FIRST BUSEY CORPORATION

	By:	/s/ Van A. Dukeman
	Name:	Van A. Dukeman
	Title:	President & Chief Executive Officer